Exhibit 99.1	NEWS RELEASE RARE ELEMENT RESOURCES LTD. TSX: RES & NYSE AMEX: REE September 28, 2011 Ref: 21-2011

Rare Element Reports June 30 Year End Financial Results

Vancouver B.C. - Rare Element Resources Ltd. (TSX: RES and NYSE-AMEX: REE) (the "Company" or “Rare Element”) announced that its audited consolidated financial statements and Management’s Discussion and Analysis, and Form 10K, for the year ended June 30, 2011 have been filed on www.sedar.com and www.sec.gov. In July, 2011, the Company became a domestic issuer in the United States (“US”) and transitioned from reporting according to Canadian regulations with US secondary filings, to reporting according to the US regulations with Canadian secondary filings. While this has no impact on the value of the Company, shareholders will have to adapt to filings based on US security regulations, such as Form 10-K, Form 10-Q and Form 8-K. As a result of these regulations, the Company has adopted US generally accepted accounting principles (“US GAAP”) in its first annual filing under Form 10-K.

All dollar amounts stated below are in United States dollars.

Year Ended June 30, 2011 Financial Highlights:

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During the year ended June 30, 2011, a total of $7,339,669 (2010 – $2,724,518) was spent on the Bear Lodge Rare-Earth Project, including $412,330 (2010 - $nil) on the pre-feasibility study and $1,172,678 (2010 – $69,713) was spent on the Sundance Gold Project. Both projects are located on the same property.

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Administrative expenditures, excluding amortization, non-cash stock-based compensation and foreign exchange amounted to $2,056,536 (2010 – $1,145,906) for the period, up 79% compared to the previous year.

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Loss for the period was $16,657,962 (2010 – $2,791,969) or $0.43 per share (2010 – $0.09), up 497% from the previous year due to the exploration programs conducted on both the Bear Lodge Rare-Earth Project and the Sundance Gold Project in fiscal 2011 as well as the non-cash mark-to-market loss on share purchase warrants in fiscal 2011.

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Cash and cash equivalents at June 30, 2011 were $72,311,970 (June 30, 2010 – $11,460,476), reflecting the $57.5 million financing completed in December, 2010 and the exercise of almost all of the Company’s outstanding warrants.

Business Highlights:

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Completed the National Instrument 43-101(NI 43-101)-compliant mineral resource estimate on June 14, 2011.

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Completed the 2010 drilling program on the Bear Lodge rare-earth element (“REE”) project in November 2010. This drilling included 61 drill holes and an additional 40 large diameter core holes. The large diameter core provided a bulk sample for pilot-plant testing and assays from that core provided the highest grades of REE found to date.

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Advanced a preliminary REE metallurgical recovery process in July 2010, with 80 percent estimated recoveries of rare-earth elements from the Bear Lodge deposit to produce a 42-45 percent rare-earth-oxide (“REO”) concentrate.

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Completed a Preliminary Economic Assessment (PEA), in compliance with the NI 43-101, which shows positive economics using 3-year trailing average prices for rare-earth concentrates.

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Collected an 8.8 ton sample of REE mineralized material and additional bulk sample material, which is currently being used in a pilot plant test that commenced September, 2011.

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Completed a 34-hole gold-focused drilling program in November, 2010 on the Sundance project focusing on three main gold targets and announced the Company’s first NI 43-101-compliant inferred mineral resource estimate on March 14, 2011.

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Discovery of enriched heavy rare earths zones at Whitetail Ridge, East Taylor and Carbon and high grade at East Taylor within the Bear Lodge Project.

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Successfully listed the Company’s common shares for trading on the NYSE Amex Stock Exchange headquartered in New York, NY, as well as graduating the trading of our shares in Canada from Tier One of the TSX Venture Exchange to the TSX main trading board.

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Established an executive office in Denver, Colorado. Successfully hired various key executives, including Chief Operating Officer, Chief Financial Officer and VP of Government and Community Relations.

Rare Element currently has 44,096,674 common shares outstanding and 47,953,463 common shares outstanding on a fully diluted basis. As of September 28, 2011, Rare Element has approximately $64.6 million in cash and no debt.

The audited financial statements and management discussion and analysis are available through the Canadian securities regulatory authorities at www.sedar.com, and with the Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Rare Element Resources Ltd (TSX: RES & NYSE Amex: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95 percent of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare-earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if green technologies continue to be implemented on a broad scale.

ON BEHALF OF THE BOARD

David P. Suleski, CFO

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations (720) 278-2460 ahite@rareelementresources.com .

Dave Suleski, (720) 278-2460 dsuleski@rareelementresources.com

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends’ or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to the effectiveness of the Company’s business model; future operations, products and services; the impact of regulatory initiatives on the Company’s operations; the size of and opportunities related to the market for the Company’s products; general industry and macroeconomic growth rates; expectations related to possible joint and/or strategic ventures and statements regarding future performance.

Forward-looking statements used in this discussion are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of the Company. If risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Forward-looking statements in this document are not a prediction of future events or circumstances, and those future events or circumstances may not occur. Given these uncertainties, users of the information included herein, including investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.